Exhibit 99

Manning & Napier, Inc. Reports Third Quarter 2017 Earnings Results

FAIRPORT, NY, November 1, 2017 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2017 third quarter results for the period ended September 30, 2017.
Summary Highlights

•	Assets under management ("AUM") at September 30, 2017 was $26.5 billion, compared with $27.1 billion at June 30, 2017

•	Revenue for the third quarter decreased 23% year-over-year and 5% sequentially to $48.8 million

•	Third quarter income before taxes was $12.6 million

•
Net income attributable to Manning & Napier, Inc. for the third quarter was $1.5 million, or $0.10 per diluted share, and on a non-GAAP basis, economic net income was $7.7 million, or $0.10 per adjusted share

•	The Company's Board of Directors declared a quarterly dividend of $0.08 per share of Class A common stock at their July 2017 board meeting

•	Completed the adoption of the Rainier International Discovery Fund into the Manning & Napier Fund complex during the third quarter, which further enhances our international product set

William Manning, co-founder, Chairman of the Board and Chief Executive Officer, commented, “During the third quarter we were able to maintain or extend our year-to-date relative outperformance advantage for many strategies across our complex, most notably including traditional products like our Life Cycle and Equity Series as well as our Disciplined Value, International Discovery and Real Estate offerings. We are encouraged by the returns we have been able to achieve to date in 2017 despite the backdrop of elevated valuations and low volatility in an extended bull market.”

Mr. Manning continued, “Equally encouraging has been the positive feedback we’ve heard from clients regarding not only our returns, but the broader consultative approach that we have utilized to add value for our clients. Our clients appreciate the flexibility, discernment and risk management that only an active manager can provide when the bull market starts to lose steam. Additionally, our clients continue to look to us for solutions to long-term financial problems such as tax planning, estate solutions and more. Delivering these and other services allow us to maintain deep relationships with our clients and are a strategic goal for us, and we are committed to having the resources, expertise and infrastructure in place to support these initiatives.”

Third Quarter 2017 Financial Review
Manning & Napier reported third quarter 2017 revenue of $48.8 million, a decrease of 23% from revenue of $63.3 million reported in the third quarter of 2016, and a decrease of 5% from revenue of $51.5 million reported in the second quarter of 2017. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $27.0 billion, a 24% and 6% decrease from average AUM for the third quarter of 2016 and the second quarter of 2017, when average AUM was $35.4 billion and $28.6 billion, respectively. Revenue as a percentage of average AUM was 0.72% for the third quarter of 2017, compared to 0.71% for the third quarter of 2016 and 0.72% for the second quarter of 2017.
Operating expenses for the third quarter 2017 were $37.1 million, a decrease of $4.5 million, or 11%, compared with the third quarter of 2016, and an increase of $0.5 million, or 1%, compared with the second quarter of 2017.
Compensation and related costs decreased by $2.3 million and increased by less than $0.1 million compared with the third quarter of 2016 and second quarter of 2017, respectively. The expense decrease in the current quarter compared to the third quarter of 2016 was primarily due to lower variable incentive costs as a result of the reduction in AUM as well as a reduction in our average overall workforce of approximately 7%. As a percentage of revenue, compensation and related costs for the third quarter of 2017 were 46%, compared with 39% for the third quarter of 2016 and 43% for the second quarter of 2017.
Distribution, servicing and custody expenses for the third quarter of 2017 decreased by $1.9 million, or 21%, compared with the third quarter of 2016 while average mutual fund and collective trust AUM decreased by 37%. The percentage decrease in AUM exceeds the percentage decrease in expense since 2017 redemptions have been concentrated in those relationships where we do not have distribution and servicing obligations. Specifically, we had a single retirement plan relationship which redeemed approximately $2.5 billion during the second quarter of 2017 where there was no associated distribution obligation. Distribution, servicing and custody expenses for the third quarter of 2017 decreased by $0.2 million, or 2%, compared with the second quarter of 2017, while average mutual fund and collective trust AUM decreased by 9%.
Other operating costs decreased by $0.3 million, or 4%, compared with the third quarter of 2016, and increased by $0.7 million, or 9%, compared with the second quarter of 2017. As a percentage of revenue, other operating costs for the third quarter of 2017 was 16% compared to 13% for third quarter of 2016 and 14% for the second quarter of 2017.
Operating income was $11.7 million for the quarter, a decrease of $9.9 million, or 46%, from the third quarter of 2016 and a decrease of $3.2 million, or 22%, from the second quarter of 2017. Operating margin was 24% for the third quarter of 2017, compared with 34% for the third quarter of 2016 and 29% for the second quarter of 2017.
Non-operating income was $0.8 million for the quarter, compared to a net loss of $0.1 million and net income of $0.8 million reported for the third quarter of 2016 and second quarter of 2017, respectively. Non-operating income for the quarter included $0.7 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to net loss of $0.1 million and net income of $0.6 million for the third quarter of 2016 and second quarter of 2017, respectively.
Income before taxes was $12.6 million for the third quarter of 2017, compared to $21.6 million in the third quarter of 2016, a 42% decrease, and $15.8 million in the second quarter of 2017, a 20% decrease. Net income attributable to the controlling and noncontrolling interests for the third quarter of 2017 was $11.9 million, compared to net income of $20.0 million in the third quarter of 2016 and $14.6 million in the second quarter of 2017. Net income attributable to Manning & Napier, Inc. for the third quarter of 2017 was $1.5 million, or $0.10 per basic and diluted share, compared to $2.3 million, or $0.15 per basic and diluted share, in the third quarter of 2016 and $1.7 million, or $0.12 per basic and diluted share, in the second quarter of 2017 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC. For the third quarter of 2017, diluted weighted average shares of Class A common stock outstanding reflect the impact of the exchangeable units of Manning & Napier Group, LLC.
As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported third quarter 2017 economic net income of $7.7 million, or $0.10 per adjusted share, compared to $13.4 million, or $0.16 per adjusted share, in the third quarter of 2016 and $9.7 million, or $0.12 per adjusted share, in the second quarter of 2017.
Nine-months ended September 30, 2017 Financial Review
Manning & Napier reported 2017 year-to-date revenue of $155.9 million, a decrease of 18% from revenue of $189.9 million reported in 2016. This decrease was consistent with changes in average AUM, which decreased by 17% from the prior year to $29.2 billion in 2017. Revenue as a percentage of average AUM was 0.71%, compared to 0.71% for the prior year.

Operating expenses for 2017 year-to-date were $112.4 million, a decrease of $10.0 million, or 8%, from 2016.
Compensation and related costs decreased by $3.1 million, or 4%, when compared to 2016. This decrease was primarily driven by lower variable incentive costs as a result of the reduction in AUM, coupled with a reduction in stock-based compensation. As a percentage of revenue, compensation and related costs for 2017 year-to-date were 44%, compared to 37% for the prior year.
Distribution, servicing and custody expenses for 2017 year-to-date decreased by $5.2 million, or 19%, from 2016, while average mutual fund and collective trust AUM decreased by 27% for the same period. The percentage decrease in AUM exceeds the percentage decrease in expense since redemptions during 2017 were concentrated in those relationships where we did not have distribution and servicing obligations. Specifically, we had a single retirement plan relationship which redeemed approximately $2.5 billion during the second quarter of 2017 where there was no associated distribution obligation.
Other operating costs decreased by $1.8 million, or 7%, when compared to 2016. As a percentage of revenue, other operating costs for the nine months ended September 30, 2017 was 15% compared to 13% for 2016.
Operating income was $43.4 million for 2017 year-to-date, a decrease of $24.0 million, or 36%, from 2016. Operating margin for 2017 year-to-date was 28% compared to the prior year of 36%.
Non-operating income for 2017 year-to-date was $2.8 million, an increase of $1.6 million from non-operating income of $1.2 million reported in 2016. Included in non-operating income for 2017 year-to-date was $2.3 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to net income of $1.2 million reported in 2016.
Income before taxes was $46.3 million for 2017 year-to-date, compared to $68.7 million in 2016, a 33% decrease. Net income attributable to the controlling and noncontrolling interests was $43.0 million and $63.9 million in 2017 and 2016, respectively. Net income attributable to the common shareholders for 2017 was $5.1 million, or $0.35 per basic and diluted share, compared to $7.3 million, or $0.49 per basic share and $0.48 per diluted share in 2016.
On a Non-GAAP basis, economic net income was $28.2 million, or $0.35 per adjusted share for 2017 year-to-date, compared to $42.6 million, or $0.52 per adjusted share in 2016.
Assets Under Management
As of September 30, 2017, AUM was $26.5 billion, a decrease of 2% from $27.1 billion as of June 30, 2017 and a decrease of 24% from $34.8 billion as of September 30, 2016. The composition of the Company’s AUM as of both September 30, 2017 and June 30, 2017 was 65% in separate accounts and 35% in mutual funds and collective investment trusts, compared to 59% in separate accounts and 41% in mutual funds and collective investment trusts as of September 30, 2016.
Since June 30, 2017, AUM decreased by $0.5 billion. This decrease in AUM was attributable to net client outflows of $1.5 billion, partially offset by market appreciation of approximately $1.0 billion. The net client outflows of $1.5 billion consisted of net client outflows for both the separate account and mutual fund and collective investment trust products of approximately $1.0 billion and $0.5 billion, respectively. The annualized separate account retention rate for the three months ended September 30, 2017 was 89%, compared to 82% for the rolling 12 months ended September 30, 2017.
When compared to September 30, 2016, AUM decreased by $8.3 billion from $34.8 billion, including a decrease of $3.2 billion, or 15%, in separate account AUM and a decrease of $5.1 billion, or 36%, in mutual fund and collective investment trust AUM. The $8.3 billion decrease in AUM from September 30, 2016 to September 30, 2017 was attributable to net client outflows of approximately $11.1 billion, partially offset by market appreciation of $2.8 billion. The net client outflows of $11.1 billion consisted of $4.9 billion of net outflows for separate accounts and $6.2 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet
As of September 30, 2017, cash and cash equivalents were $103.3 million and investments, including short-term investments and seeded products, were $38.3 million, compared to cash and cash equivalents of $93.0 million and investments of $45.3 million at June 30, 2017. The increase in cash and cash equivalents during the quarter was driven primarily by net income and the Company's redemption of approximately $8.9 million of seeded product investments. This increase was partially offset by the timing of accrued incentive compensation payments and by Manning & Napier Group's distribution of $8.3 million in cash to its members, resulting in a third quarter dividend of $0.08 per share of Class A common stock. As of September 30, 2017, the Company had no debt.
Conference Call
Manning & Napier will host a conference call to discuss its 2017 third quarter financial results on Wednesday, November 1, 2017, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 99235703. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through November 8, 2017. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 99235703. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 39.0% for the three-month periods ended September 30, 2017 and June 30, 2017 and 38.0% for the three-month period ending September 30, 2016, and 39.0% and 38.0% for the nine-months ended September 30, 2017 and 2016, respectively, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.
Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer U.S. and non-U.S. equity, fixed income, and a range of blended asset portfolios, such as life cycle funds and actively-managed exchange-traded fund ("ETF")-based portfolios. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 434 employees as of September 30, 2017.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
212-279-3115
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues
Investment management services revenue	$48,838	$51,536	$63,305	$155,859	$189,852
Expenses
Compensation and related costs	22,287	22,233	24,627	67,901	70,973
Distribution, servicing and custody expenses	6,920	7,084	8,798	21,415	26,590
Other operating costs	7,887	7,234	8,188	23,099	24,854
Total operating expenses	37,094	36,551	41,613	112,415	122,417
Operating income	11,744	14,985	21,692	43,444	67,435
Non-operating income (loss)
Non-operating income (loss), net	847	846	(142)	2,835	1,216
Income before provision for income taxes	12,591	15,831	21,550	46,279	68,651
Provision for income taxes	739	1,242	1,565	3,324	4,784
Net income attributable to the controlling and the noncontrolling interests	11,852	14,589	19,985	42,955	63,867
Less: net income attributable to the noncontrolling interests	10,331	12,904	17,727	37,852	56,586
Net income attributable to Manning & Napier, Inc.	$1,521	$1,685	$2,258	$5,103	$7,281

Net income per share available to Class A common stock
Basic	$0.10	$0.12	$0.15	$0.35	$0.49
Diluted	$0.10	$0.12	$0.15	$0.35	$0.48
Weighted average shares of Class A common stock outstanding
Basic	14,249,347	14,111,368	14,042,880	14,135,288	13,916,721
Diluted	78,210,019	14,298,834	14,175,321	14,241,642	14,173,283

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Net income attributable to Manning & Napier, Inc.	$1,521	$1,685	$2,258	$5,103	$7,281
Add back: Net income attributable to the noncontrolling interests	10,331	12,904	17,727	37,852	56,586
Add back: Provision for income taxes	739	1,242	1,565	3,324	4,784
Income before provision for income taxes	12,591	15,831	21,550	46,279	68,651
Adjusted income taxes (Non-GAAP)	4,910	6,174	8,189	18,049	26,081
Economic net income (Non-GAAP)	$7,681	$9,657	$13,361	$28,230	$42,570

Weighted average shares of Class A common stock outstanding - Basic	14,249,347	14,111,368	14,042,880	14,135,288	13,916,721
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	63,937,284	63,941,860	65,784,571	64,541,055	66,686,373
Unvested restricted share-based awards	874,080	1,136,144	1,343,664	1,071,448	1,679,504
Weighted average adjusted shares (Non-GAAP)	79,060,711	79,189,372	81,171,115	79,747,791	82,282,598

Economic net income per adjusted share (Non-GAAP)	$0.10	$0.12	$0.16	$0.35	$0.52

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)
For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of June 30, 2017	$17,714.9	$9,360.6	$27,075.5	$16,613.8	$9,094.3	$1,367.4	$27,075.5
Gross client inflows (1)	407.2	393.4	800.6	468.0	278.0	54.6	800.6
Gross client outflows (1)	(1,383.4)	(928.2)	(2,311.6)	(1,193.5)	(1,014.5)	(103.6)	(2,311.6)
Market appreciation/(depreciation) & other (2)	621.6	359.7	981.3	491.8	479.6	9.9	981.3
As of September 30, 2017	$17,360.3	$9,185.5	$26,545.8	$16,380.1	$8,837.4	$1,328.3	$26,545.8
Average AUM for period	$17,707.0	$9,294.0	$27,001.0	$16,538.6	$9,125.2	$1,337.2	$27,001.0

As of March 31, 2017	$18,762.8	$12,866.6	$31,629.4	$19,851.8	$10,496.4	$1,281.2	$31,629.4
Gross client inflows (1)	621.2	450.0	1,071.2	560.7	318.0	192.5	1,071.2
Gross client outflows (1)	(2,316.8)	(4,375.2)	(6,692.0)	(4,251.0)	(2,314.4)	(126.6)	(6,692.0)
Market appreciation/(depreciation) & other (2)	647.7	419.2	1,066.9	452.3	594.3	20.3	1,066.9
As of June 30, 2017	$17,714.9	$9,360.6	$27,075.5	$16,613.8	$9,094.3	$1,367.4	$27,075.5
Average AUM for period	$18,424.4	$10,218.0	$28,642.4	$17,249.6	$10,061.2	$1,331.6	$28,642.4

As of June 30, 2016	$20,585.0	$15,131.2	$35,716.2	$21,676.8	$12,608.9	$1,430.5	$35,716.2
Gross client inflows (1)	374.6	752.2	1,126.8	742.8	329.1	54.9	1,126.8
Gross client outflows (1)	(1,226.0)	(2,163.2)	(3,389.2)	(1,628.3)	(1,612.5)	(148.4)	(3,389.2)
Market appreciation/(depreciation) & other (2)	803.4	561.3	1,364.7	757.6	599.3	7.8	1,364.7
As of September 30, 2016	$20,537.0	$14,281.5	$34,818.5	$21,548.9	$11,924.8	$1,344.8	$34,818.5
Average AUM for period	$20,678.1	$14,767.5	$35,445.6	$21,649.0	$12,412.7	$1,383.9	$35,445.6

For the nine months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Gross client inflows (1)	1,384.3	1,554.4	2,938.7	1,733.9	914.1	290.7	2,938.7
Gross client outflows (1)	(5,223.1)	(6,807.8)	(12,030.9)	(7,321.1)	(4,382.1)	(327.7)	(12,030.9)
Market appreciation/(depreciation) & other (2)	2,397.2	1,557.8	3,955.0	2,057.9	1,841.5	55.6	3,955.0
As of September 30, 2017	$17,360.3	$9,185.5	$26,545.8	$16,380.1	$8,837.4	$1,328.3	$26,545.8
Average AUM for period	$18,397.8	$10,784.9	$29,182.7	$17,917.8	$9,948.0	$1,316.9	$29,182.7

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Gross client inflows (1)	1,295.9	2,534.1	3,830.0	2,571.2	972.1	286.7	3,830.0
Gross client outflows (1)	(4,178.4)	(5,694.7)	(9,873.1)	(4,982.2)	(4,550.1)	(340.8)	(9,873.1)
Acquired assets	1,234.2	1,660.1	2,894.3	—	2,719.8	174.5	2,894.3
Market appreciation/(depreciation) & other (2)	1,449.9	1,075.2	2,525.1	1,517.5	954.6	53.0	2,525.1
As of September 30, 2016	$20,537.0	$14,281.5	$34,818.5	$21,548.9	$11,924.8	$1,344.8	$34,818.5
Average AUM for period	$20,584.2	$14,724.0	$35,308.2	$21,840.7	$12,167.4	$1,300.1	$35,308.2

(1)	Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.

(2)
Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.

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